ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
ARS NETWORKS, INCORPORATED
a New Hampshire corporation
(the "Company")

                Pursuant to the provisions of the New Hampshire Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                FIRST:                   The name of the corporation is ARS Networks, Incorporated.

                SECOND:              The text of each amendment is as follows:

                Article II of the Company's Articles of Incorporation is hereby deleted in its entirety and the following substituted in its place:

                II.            The total number of shares which the Company shall be authorized to issue is 2,000,000,000 shares of common stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, $.0001 par value per share.

                The board of directors may determine, in whole or part, the preferences, limitations, and relative rights, within the limits set forth in New Hampshire Revised Statutes Annotated, Section 293-A:6.01, of:

a.                                 Any class of shares before the issuance of any shares of that class; or

b.                                 One or more series within a class before the issuance of any shares of that series.

                THIRD:                  The Amendments were adopted on March 23, 2004.

                FOURTH:              The Amendments were approved by the shareholders of the Company.

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes indisputably represented at the meeting
Common stock, par value $0.0001 per share	462,133,884	462,133,884	3,673,961
Preferred stock, par value $0.0001 per share	2,500,000	500,000,000	500,000,000

Class or series of shares	Total number of votes cast FOR	Total number of votes cast AGAINST
Common stock, par value $0.0001 per share	3,665,830	8,131
Preferred stock, par value $0.0001 per share	500,000,000	0

                FIFTH:                   Shareholder action was required and the number of votes cast for the Amendments by each voting group was sufficient for approval by each voting group.

                Dated: March 26, 2004.

ARS NETWORKS, INCORPORATED
By Mark P. Miziolek, CFO